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                     October 28, 2021

       Wasef Jabsheh
       Chairman of the Board and Chief Executive Officer
       International General Insurance Holdings Ltd.
       74 Abdel Hamid Sharaf Street
       P.O. Box 941428
       Amman 11194 , Jordan

                                                        Re: International
General Insurance Holdings Ltd.
                                                            Form 20-F/A for the
Fiscal Year Ended December 31, 2020
                                                            Filed October 20,
2021
                                                            File No. 001-39255

       Dear Mr. Jabsheh:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance